Exhibit 99.1

ILG REPORTS THIRD QUARTER 2016 RESULTS

Miami, FL, November 8, 2016 — ILG (Nasdaq: ILG) today announced results for the three months ended September 30, 2016.

“We are pleased with the results for the third quarter which, as expected, reflect a significant contribution from Vistana following the acquisition in May. Our branded vacation ownership sales and marketing platform delivered an increase of 14% in consolidated timeshare contract sales over their combined sales last year, and the successful execution of a $375 million securitization provides ample liquidity to support planned growth initiatives,” said Craig M. Nash, chairman, president, and CEO of ILG. “We recently launched our new corporate identity and are making progress on the Vistana integration as we continue to execute on our strategy, and build a solid foundation to drive long term shareholder value.”

THIRD QUARTER 2016 HIGHLIGHTS

•                  Consolidated revenue increased $244 million year over year to $418 million in the third quarter of 2016. Excluding cost reimbursements, consolidated revenue was $330 million, $194 million more than the prior year

•                  Net income was $32 million and diluted EPS was $0.25 in the quarter, compared to net income of $19 million and diluted EPS of $0.33 in 2015

•                  Adjusted net income was $49 million and adjusted diluted EPS was $0.39 in the third quarter, compared to adjusted net income of $19 million and adjusted diluted EPS of $0.32 in the prior year period

•                  Adjusted EBITDA was $80 million, an increase of $34 million over 2015

•                  Net cash from operating activities in the nine months ended September 30, 2016 was $74 million, compared to $135 million in the same period in 2015

•                  Free cash flow was $345 million, $222 million greater than the prior year

•                  In September, we issued $375 million of asset-backed notes in a term securitization transaction

•                  ILG repurchased 2.2 million shares for approximately $39 million, and paid $15 million in dividends, returning a total of $54 million to shareholders in the quarter

“Adjusted net income”, “Adjusted EPS”, “Adjusted EBITDA” and “Free cash flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

Third Quarter 2016 Consolidated Operating Results

Consolidated revenue for the quarter ended September 30, 2016 was $418 million, compared to $174 million in the third quarter of 2015 primarily due to the inclusion of Vistana following the May acquisition. Excluding cost reimbursements, consolidated revenue increased by $194 million to $330 million in the period, also due to the transaction. The results reflect a $7 million negative impact from purchase accounting on consolidated revenue.

In connection with the Vistana acquisition, ILG recorded a non-taxable gain on purchase in the second quarter of 2016 which resulted in an estimated effective tax rate for the year of 19%, at that time. The amount of the gain is provisional and subject to change during the measurement period. In the third quarter the gain was decreased by $9 million as a result of refinements to the purchase price allocation for Vistana.  The estimated annual effective tax rate was decreased from 19% to 16%, in the third quarter, primarily due to a change in the projected proportion of income earned and taxed in various jurisdictions and the projected utilization of certain income tax credits that were previously not expected to be realized. This resulted in a $2 million income tax benefit in the third quarter of 2016, compared to an $11 million income tax provision in 2015.

Net income attributable to common stockholders for the three months ended September 30, 2016 was $32 million, an increase of 68% or $13 million, compared to 2015. Impacting these results are the inclusion of Vistana and the tax benefit, partly offset by $17 million of unfavorable items such as the decrease in gain on purchase, foreign currency remeasurements, the impact of purchase accounting, acquisition-related charges and restructuring costs. Diluted earnings per share (EPS) was $0.25 in the quarter, which also reflects the additional shares issued for the Vistana acquisition.

Adjusted net income for the quarter was $49 million, compared to $19 million in 2015, reflecting the inclusion of Vistana. Adjusted diluted EPS was $0.39, compared to $0.32 in the prior year. The results were affected by the lower estimated effective tax rate for the year due to the non-taxable gain on purchase. Using a normalized forecasted effective tax rate of 35%, net income and adjusted net income would be lower by $8 million and $18 million, respectively, and diluted EPS and adjusted diluted EPS would be reduced by $0.06 and $0.15, respectively.

Adjusted EBITDA in the quarter increased by $34 million, or 74%, to $80 million, reflecting the inclusion of Vistana.

Business Segment Results

Exchange and Rental

Exchange and Rental segment revenue for the three months ended September 30, 2016 was $151 million, an increase of 21% compared to 2015. Excluding cost reimbursements, segment revenue was $126 million, an increase of 25% compared to 2015.  The increase is related to the inclusion of Vistana Signature Network (“VSN”) subsequent to the acquisition. The addition of this proprietary club drove the $22 million increase in club rental revenues and contributed to membership and transaction revenues.

Total Interval Network active members at September 30, 2016 were 1.8 million, consistent with 2015. Average revenue per member for the third quarter of 2016 was $46.35, an increase of 6% compared to 2015 due to the inclusion of VSN as well as membership and transaction revenue growth in the Hyatt Residence Club.

Excluding VSN and cost reimbursements, revenues decreased by 3% compared to the prior year as a result of the continued shift in the percentage mix of Interval International’s membership base from traditional to corporate members and related fee compression from corporate accounts.

Exchange and Rental segment adjusted EBITDA was $47 million in the third quarter, an increase of 24% from the prior year due to the inclusion of VSN. Excluding VSN, segment adjusted EBITDA was relatively in-line with 2015.

Vacation Ownership

Vacation Ownership segment revenue for the three months ended September 30, 2016 increased $218 million to $267 million principally resulting from the Vistana acquisition. Excluding cost reimbursements, Vacation Ownership segment revenue was higher by $169 million, to $204 million in the quarter, also reflecting the transaction. This reflects an increase of $89 milion in sales of vacation ownership interests and a $48 million increase in resort operation revenues, which primarily include rentals at our vacation ownership resorts and owned hotels. Higher consumer financing and management fee revenue were also important contributors.

Excluding Vistana and cost reimbursements, revenue increased $3 million, or 10%, driven by higher resort operations revenues, as well as an increase in Hyatt Vacation Ownership (“HVO”) consolidated VOI sales compared to 2015.

Vacation Ownership segment adjusted EBITDA increased $25 million to $33 million in the third quarter, due to the inclusion of Vistana. Excluding Vistana, adjusted EBITDA decreased $1 million, in part reflecting investments in the sales and marketing infrastructure at HVO consolidated properties.

CAPITAL RESOURCES AND LIQUIDITY

As of September 30, 2016, ILG’s cash and cash equivalents totaled $158 million, compared to $93 million as of December 31, 2015.

The principal amount outstanding of long term corporate debt as of September 30, 2016 was $425 million consisting of our $350 million 5 5/8% Senior Notes and $75 million drawn under our revolving credit facility.

For the nine months ended September 30, 2016, net cash provided by operating activities was $74 million compared to $135 million in 2015. The $61 million decrease was principally associated with $103 million of inventory spend at Vistana since the acquisition, higher income taxes paid of $41 million, $10 million of higher interest paid (net of capitalized amounts), a $10 million royalty pre-payment to Hyatt triggered by the acquisition and the timing of certain cash disbursements. These cash outflows were partly offset by higher net cash receipts largely attributable to the inclusion of Vistana.

Net cash used in investment activities was $128 million primarily related to $77 million (net of cash acquired) associated with the Vistana acquisition and $42 million in capital expenditures related to IT initiatives as well as investments in sales galleries and other resort operation assets.

On September 20, 2016, Vistana completed a term securitization transaction involving the issuance of $375 million of asset-backed notes. The notes were backed by vacation ownership loans and had an overall weighted average coupon of 2.56%. Of the $375 million in proceeds, $19 million is being held in escrow until the associated special purpose subsidiary purchases all or a portion of the remaining loans or, if not used for that purpose, returned to investors. Approximately $33 million was used to repay the outstanding balance on Vistana’s 2010 securitization and the remainder was used to pay transaction expenses, fund required reserves, pay down a portion of the borrowings outstanding under our revolving credit facility and for general corporate purposes.

Free cash flow (defined below) for the nine months ended September 30, 2016 was $345 million compared to $123 million in 2015. The increase is principally attributable to net borrowings and repayments on securitizations, partly offset by lower cash from operating activities and higher capital expenditures compared to 2015 as described above, as well as a $26 million increase in financing-related restricted cash.

Dividends and Stock Repurchases

In November 2016, our Board of Directors declared a $0.12 per share dividend payable December 20, 2016 to shareholders of record on December 6, 2016.

In the nine months ended September 30, 2016 ILG repurchased 6.4 million shares for $100 million at an average share price of $15.53 and paid $0.36 cents per share for a total of $37 million in dividends, returning $137 million to shareholders. Today ILG announced the Board of Directors authorized the repurchase of up to $50 million of ILG common stock.

BUSINESS OUTLOOK AND GUIDANCE

The 2016 Outlook schedule reconciles the non-GAAP financial measures in our full year 2016 guidance to the following expected GAAP results:

(in millions)	Low	High
Net income attributable to common stockholders	$280	$297
Net cash provided by operating activities	$19	$34

2016 Full year guidance

	Current		Prior
(in millions)	Low	High	Low	High
Consolidated revenue*	$1,300	$1,400	$1,300	$1,400
Adjusted EBITDA	$282	$302	$282	$302
Free cash flow	$175	$200	$155	$185

* Includes an estimated $275 million of cost reimbursements

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS, free cash flow and constant currency, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain different adjustments) is used to calculate compliance with certain financial covenants in ILG’s credit agreement and indenture. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

Investors and analysts may participate in the live conference call by dialing (844) 832-7221 (toll-free domestic) or (973) 638-3062 (international); Conference ID: 2908653. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 7 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); Conference ID: 2908653. The webcast will be archived on ILG’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®,  Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt® marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc. owns and manages the Sheraton Vacation Club and the Westin Vacation Club and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and approximately 10,000 employees. For more information, visit www.iilg.com.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this release, including statements regarding our future financial performance, our business prospects and strategy, anticipated financial position, liquidity, capital needs and other similar matters constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of the management of ILG and are subject to significant risks and uncertainties outside of ILG’s control.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1)  adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries, or adverse events or trends in key vacation destinations, (2) adverse changes to, or interruptions in, relationships with third parties, (3) lack of available financing for, or insolvency or consolidation of developers, (4) decreased demand from prospective purchasers of vacation interests, (5) travel related health concerns, (6) regulatory changes, (7) our ability to compete effectively and successfully and to add new products and services, (8) our ability to successfully manage and integrate acquisitions, including Vistana, (9) the occurrence of a termination event under the master license agreement with Starwood or Hyatt, (10) our ability to market VOIs successfully and efficiently, (11) impairment of ILG’s assets, (12) the restrictive covenants in our revolving credit facility and indenture; (13) business interruptions in connection with technology systems, (14) the ability of managed homeowners associations to collect sufficient maintenance fees, (15) third parties not repaying advances or extensions of credit, (16) fluctuations in currency exchange rates, (17) actions of Starwood or any successor of Starwood that affect the reputation of the licensed marks, the offerings of or access to Starwood’s brands and programs, and (18) our ability to expand successfully in international markets and manage risks specific to international operations. Discussions of additional risks and uncertainties are contained in ILG’s filings with the U.S. Securities and Exchange Commission. ILG is not under any obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.  Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

ILG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Service and membership related	$119	$108	$340	$327
Sales of vacation ownership products, net	96	7	154	21
Rental and ancillary services	92	20	181	66
Consumer financing	23	1	37	4
Cost reimbursements	88	38	189	114
Total revenue	418	174	901	532
Cost of service and membership related sales	30	26	82	77
Cost of vacation ownership product sales	31	1	56	13
Cost sales of rental and ancillary services	67	9	123	31
Cost of consumer financing	4	—	7	—
Cost reimbursements	88	38	189	114
Royalty fee expense	9	1	16	3
Selling and marketing expense	66	18	125	55
General and administrative expense	56	40	148	111
Amortization expense of intangibles	6	4	14	10
Depreciation expense	14	4	28	13
Total operating costs and expenses	371	141	788	427
Operating income	47	33	113	105
Other income (expense):
Interest income	—	—	1	1
Interest expense	(6)	(6)	(18)	(15)
Gain on bargain purchase	(9)	—	188	—
Other income, net	(4)	3	(2)	3
Equity in earnings from unconsolidated entities	2	1	4	4
Total other expense, net	(17)	(2)	173	(7)
Earnings before income taxes and noncontrolling interests	30	31	286	98
Income tax provision	2	(11)	(46)	(35)
Net income	32	20	240	63
Net income attributable to noncontrolling interests	—	(1)	(2)	(2)
Net income attributable to common stockholders	$32	$19	$238	$61

Earnings per share attributable to common stockholders:
Basic	$0.26	$0.33	$2.55	$1.06
Diluted	$0.25	$0.33	$2.53	$1.05
Weighted average number of shares of common stock outstanding:
Basic	124,762	57,477	93,157	57,369
Diluted	125,763	58,055	93,858	57,948
Dividends declared per share of common stock	$0.12	$0.12	$0.36	$0.36

Adjusted net income(1)	$49	$19	$104	$60
Adjusted earnings per share(1):
Basic	$0.39	$0.33	$1.11	$1.05
Diluted	$0.39	$0.32	$1.10	$1.04

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	As of
	September 30, 2016	December 31, 2015

ASSETS
Cash and cash equivalents	$158	$93
Vacation ownership mortgages receivable, net	86	6
Vacation ownership inventory	342	47
Deferred membership costs	8	8
Prepaid income taxes	—	13
Other current assets	260	91
Total current assets	854	258
Vacation ownership mortgages receivable, net	650	26
Investments in unconsolidated entities	59	38
Goodwill and intangible assets, net	1,025	811
Deferred membership costs	9	10
Property and equipment, net	568	91
Other non-current assets	67	45
TOTAL ASSETS	$3,232	$1,279

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$60	$36
Deferred revenue	142	86
Current portion of securitized debt from VIEs	123	—
Other current liabilities	298	90
Total current liabilities	623	212
Long-term debt	415	416
Securitized debt from VIEs	344	—
Deferred revenue	83	87
Other long-term liabilities	179	98
TOTAL LIABILITIES	1,644	813
Redeemable noncontrolling interest	1	1
Total ILG stockholders’ equity	1,558	432
Noncontrolling interests	29	33
TOTAL EQUITY	1,587	465
TOTAL LIABILITIES AND EQUITY	$3,232	$1,279

ILG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$240	$63
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	14	10
Depreciation expense	28	13
Provision for loan losses	12	2
Non-cash compensation expense	13	10
Deferred income taxes	(26)	1
Equity in earnings from unconsolidated entities	(4)	(4)
Gain on bargain purchase of Vistana acquisition	(188)	—
Changes in operating assets and liabilities	(15)	40
Net cash provided by operating activities	74	135
Cash flows from investing activities:
Acquisitions, net of cash	(77)	—
Investment in unconsolidated entity	(5)	—
Capital expenditures	(42)	(13)
Purchases of trading investments	(2)	—
Investment in financing receivables	(2)	(1)
Net cash used in investing activities	(128)	(14)
Cash flows from financing activities:
Proceeds from issuance of senior notes	—	350
Payments on revolving credit facility, net	—	(413)
Proceeds from securitized debt	375	—
Payments on securitized debt	(56)	—
Payment to former Vistana owner for subsidiary financing obligation	(24)	—
Payments of debt issuance costs	(7)	(7)
Purchases of treasury stock	(100)	—
Dividend payments to stockholders	(37)	(21)
Dividend payments to noncontrolling interest	(2)	(3)
Increase in restricted cash	(26)	—
Withholding taxes on vesting of restricted stock units	(2)	(4)
Excess tax benefits from stock-based awards	—	2
Net cash provided by (used in) financing activities	121	(96)
Effect of exchange rate changes on cash and cash equivalents	(2)	(5)
Net increase in cash and cash equivalents	65	20
Cash and cash equivalents at beginning of period	93	81
Cash and cash equivalents at end of period	$158	$101

Supplemental disclosures of cash flow information:
Issuance of stock in connection with Vistana acquisition	$1,031	$—
Interest, net of amounts capitalized	$14	$5
Income taxes, net of refunds	$60	$19

OPERATING STATISTICS

	Three Months Ended September 30,			Nine Months Ended September 30,
Including Vistana only since the May 11, 2016 acquisition:	2016	% Change	2015	2016	% Change	2015

Exchange and Rental
Total active members at end of period (000’s)	1,828	0%	1,823	1,828	0%	1,823
Average revenue per member	$46.35	6%	$43.83	$142.51	3%	$137.89

Vacation Ownership
Total timeshare contract sales (in millions)	$123	392%	$25	$223	197%	$75
Consolidated timeshare contract sales (in millions)	$107	NM	$7	$174	NM	$20
Average transaction price	$15,736	(9)%	$17,314	$15,914	(12)%	$18,135
Volume per guest	$2,804	50%	$1,866	$2,722	39%	$1,965
Tour flow	38,253	NM	3,460	63,781	NM	10,150

Including Vistana in Q3-2015 for comparison:

Vacation Ownership
Total timeshare contract sales (in millions)	$123	8%	$114
Consolidated timeshare contract sales (in millions)	$107	14%	$94
Average transaction price	$15,736	7%	$14,755
Volume per guest	$2,804	7%	$2,622
Tour flow	38,253	6%	35,981

ADDITIONAL DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	% Change	2015	2016	% Change	2015
	(Dollars in thousands)			(Dollars in thousands)
Exchange and Rental
Transaction revenue	$47	0%	$47	$155	3%	$151
Membership fee revenue	35	13%	31	99	5%	94
Ancillary member revenue	1	(50)%	2	4	(20)%	5
Total member revenue	83	4%	80	258	3%	250
Club rental revenue	24	NM	2	42	NM	7
Other revenue	6	20%	5	18	0%	18
Rental management revenue	13	(7)%	14	36	(8)%	39
Cost reimbursement revenue	25	4%	24	71	0%	71
Total revenue	$151	21%	$125	$425	10%	$385
Exchange and Rental gross margin	58%	(8)%	62%	59%	(4)%	62%
Exchange and Rental gross margin without cost reimbursement revenue	69%	(11)%	77%	71%	(6)%	76%

Vacation Ownership
Resort operations revenue	$53	NM	$5	$86	NM	$12
Management fee revenue	32	45%	22	81	21%	67
Sale of vacation ownership products, net	96	NM	7	154	NM	21
Consumer financing revenue	23	NM	1	37	NM	4
Cost reimbursement revenue	63	350%	14	118	174%	43
Total revenue	$267	445%	$49	$476	224%	$147
Vacation Ownership gross margin	42%	(7)%	45%	40%	0%	40%
Vacation Ownership gross margin without cost reimbursement revenue	54%	(13)%	63%	54%	(5)%	57%

RECONCILIATIONS OF NON-GAAP MEASURES

	Nine Months Ended September 30,
	2016	2015
	(Dollars in millions)

Net cash provided by operating activities	$74	$135
Less: Capital expenditures	(42)	(13)
Less: Repayments on securitizations	(56)	—
Plus: Proceeds from securitizations, net of debt issuance costs	370	—
Plus: Net changes in financing-related restricted cash	(26)	—
Plus: Acquisition-related and restructuring payments	25	1
Free cash flow	$345	$123

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in millions, except per share data)		(Dollars in millions, except per share data)

Net income attributable to common stockholders	$32	$19	$238	$61
Acquisition related and restructuring costs	4	2	19	2
Other non-operating foreign currency remeasurements	4	(2)	2	(4)
Impact of purchase accounting	3	—	7	—
Other special items	9	—	(188)	—
Income tax impact of adjusting items(1)	(3)	—	26	1
Adjusted net income	$49	$19	$104	$60
Adjusted earnings per share:
Basic	$0.39	$0.33	$1.11	$1.05
Diluted	$0.39	$0.32	$1.10	$1.04

(1) Tax rate utilized is the applicable effective tax rate respective to the period.

	Three Months Ended September 30,
	2016			2015
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in millions)

Adjusted EBITDA	$47	$33	$80	$38	$8	$46
Non-cash compensation expense	(3)	(2)	(5)	(2)	(1)	(3)
Other special items	(9)	—	(9)	—	—	—
Other non-operating income, net	1	(5)	(4)	3	—	3
Acquisition related and restructuring costs	—	(3)	(3)	—	(2)	(2)
Impact of purchase accounting	—	(3)	(3)	—	—	—
EBITDA	36	20	56	39	5	44
Amortization expense of intangibles	(3)	(3)	(6)	(2)	(2)	(4)
Depreciation expense	(5)	(9)	(14)	(4)	—	(4)
Less: Net income attributable to noncontrolling interests	—	—	—	—	1	1
Equity in earnings in unconsolidated entities	—	(2)	(2)	—	(1)	(1)
Less: Other special items	9	—	9	—	—	—
Less: Other non-operating income (expense), net	(1)	5	4	(3)	—	(3)
Operating income	$36	$11	47	$30	$3	33
Interest income			—			—
Interest expense			(6)			(6)
Other non-operating income (expense), net			(4)			3
Equity in earnings in unconsolidated entities			2			1
Other special items			(9)			—
Income tax provision			2			(11)
Net income			32			20
Net income attributable to noncontrolling interests			—			(1)
Net income attributable to common stockholders			$32			$19

	Nine Months Ended September 30,
	2016			2015
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in millions)

Adjusted EBITDA	$137	$59	$196	$121	$21	$142
Non-cash compensation expense	(8)	(5)	(13)	(8)	(2)	(10)
Other special items	188	—	188	—	—	—
Other non-operating income (expense), net	3	(5)	(2)	3	—	3
Acquisition related and restructuring costs	(7)	(12)	(19)	—	(2)	(2)
Impact of purchase accounting	—	(7)	(7)	—	—	—
EBITDA	313	30	343	116	17	133
Amortization expense of intangibles	(8)	(6)	(14)	(6)	(4)	(10)
Depreciation expense	(14)	(14)	(28)	(12)	(1)	(13)
Less: Net income attributable to noncontrolling interests	—	2	2	—	2	2
Equity in earnings in unconsolidated entities	—	(4)	(4)	(3)	—	(3)
Less: Special items	(188)	—	(188)	—	—	—
Less: Other non-operating income (expense), net	(3)	5	2	—	(4)	(4)
Operating income	$100	$13	113	$95	$10	105
Interest income			1			1
Interest expense			(18)			(15)
Other non-operating income (expense), net			(2)			3
Equity in earnings in unconsolidated entities			4			4
Other special items			188			—
Income tax provision			(46)			(35)
Net income			240			63
Net income attributable to noncontrolling interests			(2)			(2)
Net income attributable to common stockholders			$238			$61

RECONCILIATIONS OF NON-GAAP MEASURES

2016 OUTLOOK

	Current Guidance
	Low	High
	(In millions)
Adjusted EBITDA	$282	$302
Non-cash compensation expense	(19)	(19)
Other non-operating income, net	185	185
Acquisition related and restructuring costs	(21)	(21)
Impact of purchase accounting	(7)	(7)
Depreciation and amortization	(61)	(61)
Interest, net	(24)	(24)
Income tax provision	(55)	(58)
Net income attributable to common stockholders	$280	$297

	Current Guidance
	Low	High
	(In millions)
Net cash provided by operating activities	$19	$34
Less: Capital expenditures	(115)	(105)
Less: Repayments on securitizations	(93)	(93)
Plus: Proceeds from securitizations, net of debt issuance costs	370	370
Plus: Net changes in financing-related restricted cash	(33)	(33)
Plus: Acquisition-related and restructuring payments	27	27
Free cash flow	$175	$200

Net cash used in investing activities	$(202)	$(192)
Net cash provided by financing activites	$170	$195

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions, costs associated with integrating acquired businesses and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of the application of purchase accounting, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) the impact of the application of purchase accounting, and (4) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network, Vistana Signature Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Vistana Signature Network revenue is included herein only since its date of acquisition.

Average transaction price — Consolidated timeshare contract sales divided by the net number of transactions during the period.

Club rental revenue — Represents rentals generated by the Vistana Signature Network and Hyatt Residence Club mainly to monetize inventory to provide exchanges through hotel loyalty programs.

Constant currency — Represents current period results of operations determined by translating the functional currency results into dollars (the reporting currency) using the actual blended rate of translation from the comparable prior period. Management believes that the presentation of results of operations excluding the effect of foreign currency translations serves to enhance the understanding of ILG’s performance and improves period to period comparability of results from business operations.

Consolidated timeshare contract sales — Total timeshare interests sold at consolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Consumer financing revenue — Includes interest income on vacation ownership mortgages receivable, as well as fees from servicing the existing securitized portion of Vistana’s receivables portfolio.

Cost reimbursements - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. Cost reimbursement revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow — is defined as cash provided by operating activities less capital expenditures and repayment activity related to securitizations, plus net changes in financing-related restricted cash and proceeds from securitizations (net of fees). This metric also excludes certain payments unrelated to our ongoing core business, such as acquisition-related and restructuring expenses.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of cost reimbursements.

Membership fee revenue — Represents fees paid for membership in the Interval Network, Vistana Signature Network and Hyatt Residence Club.

Net leverage — Long term debt (excluding issuance costs) minus cash and cash equivalents divided by Adjusted EBITDA.

Other special items — consist of other items that we believe are not related to our core business operations. For the three and nine month period ended September 30, 2016, includes the gain on purchase associated with the Vistana acquisition.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network, Vistana Signature Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Rental and ancillary — Includes our rental activities such as Getaways, club rentals and owned hotel revenues, as well as associated resort ancillary revenues.

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of cost reimbursement revenue.

Resort operations revenue — Pertains to our revenue generating activities from rentals of owned vacation ownership inventory (exclusive of lead-generation) along with ancillary resort services, in addition to rental and ancillary revenue generated by owned hotels.

Sales of vacation ownership, products, net — Includes sales of vacation ownership products, net, for HVO and Vistana.

Service and membership revenue — Revenue associated with providing services including membership-related activities and exchange transactions, as well vacation ownership and vacation rental management businesses.

Total active members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period. All Vistana Signature Network and Hyatt Residence Club members are also members of the Interval Network.

Total timeshare contract sales — Total timeshare interests sold at consolidated and unconsolidated projects pursuant to purchase agreements, net of actual cancellations and rescissions, where we have met a minimum threshold amounting to a 10% down payment of the contract purchase price during the period.

Tour flow — Represents the number of sales presentations given at sales centers (other than at unconsolidated properties) during the period.

Transaction revenue — Interval Network, Vistana Signature Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Consolidated timeshare contract sales divided by tour flow during the period.

ILG, Inc.

Investor Contact:
Lily Arteaga, 305 925-7302
Investor Relations
Lily.Arteaga@iilg.com

Or

Media Contact:
Christine Boesch, 305-925-7267
Corporate Communications
Chris.Boesch@iilg.com